Press Release

Hythiam Contact:	Media Relations:
Sanjay Sabnani	Tim Sullivan
EVP Strategic Development	Dan Klores Communications
(310) 444-5335	(212) 981-5234
ssabnani@hythiam.com	tim_sullivan@dkcnews.com
HYTHIAM TO HOLD CONFERENCE CALL TODAY AFTER MARKET CLOSE
LOS ANGELES, CALIF. —JANUARY 18, 2007—Hythiam, Inc. (NASDAQ:HYTM), a healthcare services management company that licenses the PROMETA® treatment protocols designed to treat alcohol, methamphetamine and cocaine dependence,announced that it will host a management call today after market close at 4:30 PM ET, 1:30 PM PT.
Interested parties are invited to listen to the call live over the Internet at http://www.hythiam.com or http://www.vcall.com. The call is also available by dialing 1-877-407-9205, or for international callers (201) 689-8054. A replay of the webcast will be available after the call on http://www.hythiam.com or http://www.vcall.com. A telephonic replay will also be available until 11:59 p.m. PT on Thursday, January 25, 2007 by dialing (877) 660-6853 or for international callers (201) 612-7415 and entering account number 286 and the conference code 227963.
About PROMETA®
Hythiam’s PROMETA® treatment protocols are designed for use by healthcare providers seeking to treat individuals diagnosed with dependencies to alcohol, cocaine or methamphetamine, as well as combinations of these drugs. The PROMETA treatment protocols comprise nutritional supplements, FDA-approved oral and IV medications used off-label and separately administered in a unique dosing algorithm, as well as psychosocial or other recovery-oriented therapy chosen by the patient and his or her treatment provider. As a result, PROMETA represents an innovative approach to managing alcohol, cocaine, or methamphetamine dependence that is designed to address physiological, nutritional, and psychosocial aspects of the disease, and is thereby intended to offer patients an opportunity to achieve sustained recovery. To learn more, please visit www.prometainfo.com.
About Hythiam, Inc.
Hythiam® is a healthcare services management company focused on delivering solutions for those suffering from alcoholism and other substance dependencies. Hythiam researches, develops, licenses and commercializes innovative physiological, nutritional, and behavioral treatment protocols that seek
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to address substance dependence. Additionally, Hythiam provides proprietary administrative services to assist physicians and facilities with staff education, training, marketing and outreach support, and outcomes tracking for data analysis. For further information, please click on www.hythiam.com.
Forward-Looking Statements
Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company’s control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history and lack of statistically significant formal research studies, the risk that treatment protocols might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the healthcare industry; and additional risks factors as discussed in the reports filed by the company with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov.
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